Exhibit 10.1

Fradella Separation Agreement
March 31, 2009

1.	Employment Agreement – Effective immediately, both parties release each other from all terms of the Fradella employment agreement currently in place. The only exception to that is HSOA will continue to indemnify, as well as advance legal expenses, Fradella as a result of all claims asserted against him while he was an Officer, Director and Individual during his employment with HSOA, and/or subsidiaries.

2.	Health Benefit – The Company will continue to pay Fradella and his family’s healthcare benefits for a period of six months, or until as such time Fradella becomes employed and replaces those benefits.

3.	Lincoln Pick-Up Trucks – Fradella personally guaranteed two Lincoln pick-up trucks that are currently being used by the Company. The Company can not pay for those and as a result Fradella will takeover those payments and the vehicles on May 1, 2009.

Agreed and Accepted;

/s/ Patrick McGeeney , 2009
Patrick McGeeney, Acting Chairman HSOA

/s/ Frank J. Fradella April 30, 2009
Frank J. Fradella CEO, HSOA and Individually